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                                                                      Exhibit 11
                    THE LIBERTY CORPORATION AND SUBSIDIARIES
                  CONSOLIDATED EARNINGS PER SHARE COMPUTATION

                                                     Three Months Ended                     Six Months Ended
                                                           June 30                              June 30,
                                              -------------------------------        -----------------------------
                                                  1995                1994               1995              1994
                                              -----------        ------------        -----------       -----------
                                                                           (Unaudited)
PRIMARY SHARES
Common shares outstanding - end of period      19,981,581          19,796,207         19,981,581        19,796,207
Weighted average common shares
   outstanding                                 19,914,315          19,734,355         19,883,476        19,628,092
Weighted average common stock options
   outstanding                                    106,203              93,967             89,851            90,819
Preferred stock considered a common stock
   equivalent                                     599,985                 ---            403,324               ---
                                              -----------        ------------        -----------       -----------
Total primary shares                           20,620,503          19,828,322         20,376,651        19,718,911
                                              ===========        ============        ===========       ===========

FULLY DILUTED SHARES
Weighted average common shares
   outstanding                                 19,914,315          19,734,355         19,883,476        19,628,092

Weighted average common stock options
   outstanding                                    106,203             103,755            103,028            95,797

Preferred stock considered a common stock
   equivalent                                     599,985                 ---            403,324               ---

Assumed conversion of redeemable preferred
   stock not considered a common stock
   equivalent                                   1,265,708           1,266,863            916,089           753,163
                                              -----------        ------------        -----------       -----------
Total fully diluted shares                     21,886,211          21,104,973         21,655,756        20,477,052
                                              ===========        ============        ===========       ===========

 NET INCOME                                   $15,405,000        $14,600,000         $25,943,000       $25,173,000
                                              ===========        ============        ===========       ===========

PREFERRED STOCK DIVIDENDS ON
   REDEEMABLE PREFERRED STOCK
Dividends                                     $   665,000        $    122,000        $ 1,330,000       $   787,000
                                              ===========        ============        ===========       ===========
Primary earnings per share (net income
   minus preferred dividends divided by
   total primary shares)                      $      0.72        $      0.70         $      1.21       $      1.24
                                              ===========        ============        ===========       ===========
Fully diluted earnings per share (net income
   divided by total fully diluted shares)     $      0.70        $      0.69         $      1.20       $      1.23
                                              ===========        ============        ===========       ===========
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